Infonet Appoints Sweers COO

EL SEGUNDO, Calif., Apr 29, 2003 (BUSINESS WIRE) — Infonet Services Corporation (NYSE:IN), a leading provider of global communications services for multinationals, has named Pete Sweers as its Chief Operating Officer. Jose A. Collazo, Chairman, President and CEO of Infonet said, “We have asked Pete to focus on cost control and adherence to our business model while maintaining the high quality of service we’re known for. Pete, formerly Infonet’s Senior Vice President of Global Network Solutions, is uniquely qualified for this task.”

Mr. Collazo noted that Infonet’s revenue for the past four fiscal years has included revenue from a now-complete European outsourcing contract and a related incentive fee. Excluding these revenues, Infonet’s core revenues are expected to grow approximately 10% for the year ending March 31, 2003.

Infonet Revenue $ In Millions
	Fiscal 2000	Fiscal 2001	Fiscal 2002	Fiscal 2003 (Est)
GAAP	$481	$662	$646	$640-$650
Outsourcing Revenue	$99	$190	$146	$28
Incentive Fee	NA	NA	NA	$70-$75
Core	$382	$472	$500	$540-$550

“During the past several years, while our core revenues have grown, operating income has not materially changed, primarily as the result of pricing pressures, increased local access costs, and depreciation charges. However, the operating cash flow has increased each year,” said Mr. Collazo. “For many companies in the telecoms and technology services sector these financial results would be more than acceptable. But we at Infonet believe we can do better.

“Pete’s focus on controlling costs,” he continued, “will be instrumental in making sure that local access costs fall in line in the upcoming fiscal years.

“Our business model is solid,” emphasized Mr. Collazo. “We expect continued revenue growth in the coming years and, through operational efficiencies, improved operating income.”

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for nearly 3,000 multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, video conferencing, remote and local access, provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services, Infonet has also won “Best Customer Care” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in over 70 countries and territories. Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

Safe Harbor Statement: Infonet may have made forward-looking statements in this release. These statements, if any, are based on information available to the company as of the date of this release and Infonet undertakes no duty to update the information to take account of later events. The accuracy of our forward-looking statements will also be affected by the strength of the market for Infonet products and services, competition, the timely transitioning of new business opportunities to Infonet’s network and the effect of currency fluctuation. Investors should bear these risk factors in mind as well as those elaborated on in Infonet’s 10K, 10-Qs and other recent filings made with the U.S. Securities and Exchange Commission. These documents are available through the investor relations portion of Infonet’s web site at www.infonet.com.

SOURCE: Infonet Services Corporation

Infonet Services Corporation

Morgan Molthrop, +1-310-335-2606

morgan_molthrop@infonet.com

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